As filed with the Securities and Exchange Commission on February 12, 2016
Registration No. 333-190588

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO
FORM S-11
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Phillips Edison Grocery Center REIT II, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

61-1714451
(I.R.S. employer identification number)

11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey S. Edison
Chief Executive Officer
11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Tanya E. Brady, Esq. Robert G. Steenblik, Esq. Phillips Edison & Company 11501 Northlake Drive Cincinnati, Ohio 45249 (513) 554-1110

Approximate date of commencement of proposed sale to public: From time to time after effectiveness of the registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐                 Accelerated filer ☐

Non-accelerated filer     ☐                Smaller Reporting Company ☒
(Do not check if smaller reporting company)

______________________

Explanatory note: This registration statement (Reg. No. 333-190588) for the issuer’s primary offering and distribution reinvestment plan offering was first declared effective by the Staff on November 25, 2013. This post-effective amendment no. 5 to Form S-11 on Form S-3 amends the registrant’s registration statement to make it a distribution reinvestment plan only registration statement. The registrant reserved the right to reallocate shares between the primary offering and the distribution reinvestment plan. The registrant has reallocated 35,615,885 unsold shares remaining from the primary offering to the distribution reinvestment plan. As a result, the registrant is offering a maximum of 55,615,885 total shares pursuant to its distribution reinvestment plan on this registration statement on Form S-3.

PHILLIPS EDISON GROCERY CENTER REIT II, INC.
Distribution Reinvestment Plan
Maximum Offering of 55,615,885 Shares of Common Stock

Phillips Edison Grocery Center REIT II, Inc. is a Maryland corporation, incorporated June 5, 2013, that elected to be taxed as a real estate investment trust, or REIT, beginning with the taxable year that ended December 31, 2014. We have acquired, and intend to continue to acquire, and operate a diversified portfolio of well-occupied grocery-anchored neighborhood and community shopping centers having a mix of creditworthy national and regional retailers selling necessity-based goods and services in strong demographic markets throughout the United States. As of December 31, 2015, we owned 57 grocery-anchored shopping centers consisting of approximately 6.9 million square feet of gross leasable area.
    We are offering up to 55,615,885 shares of our common stock to our existing stockholders pursuant to our distribution reinvestment plan. Some of the significant features of the plan are:

•	Stockholders who elect to participate in the plan may choose to invest all or a portion of their cash distributions in shares of our common stock.

•
We are offering the shares at a price initially equal to $23.75 per share. Beginning with the filing of our Quarterly Report on Form 10-Q for the three months ending March 31, 2016, with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, or the NAV pricing date, the per share price for shares will vary quarterly and will be equal to the net asset value of our company as determined by our advisor, or NAV, divided by the number of shares of our common stock outstanding as of the end of the business day immediately preceding the day on which we make each quarterly financial filing, or per share NAV.

•	We may amend any aspect of, suspend, or terminate the distribution reinvestment plan for any reason at any time upon ten days’ written notice to participants.

•
Participants may withdraw from participation in the plan at any time upon written notice to us. For your withdrawal to be effective for a particular distribution period, we must have received your written notice of termination at least ten days prior to the last day of the distribution period.

•
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any.

You may elect to participate in our distribution reinvestment plan by completing the distribution options change form or other company-approved authorization form.
Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Exchange Act, which are incorporated by reference into this prospectus.
Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.
This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price to Public	Selling Commissions and Dealer Manager Fees	Net Proceeds (Before Expenses)
Dividend Reinvestment Plan
Per Share	$23.75	$0.00	$23.75
Total Maximum	$1,320,877,268.75	$0.00	$1,320,877,268.75

The date of this prospectus is February 12, 2016.

SUITABILITY STANDARDS
The shares we are offering through this prospectus are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling your shares.
In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These general suitability standards require that a purchaser of shares have either:

•	a net worth of at least $250,000; or

•	gross annual income of at least $70,000 and a net worth of at least $70,000.
In addition, the states listed below have established suitability requirements that are more stringent than ours and investors in these states are directed to the following special suitability standards:

•	California – In addition to the general suitability requirements described above, an investor’s maximum investment in our shares is limited to 10% of such investor’s net worth.

•
Ohio – In addition to the general suitability requirements described above, an investor’s aggregate investment in our shares, shares of our affiliates and in other non-traded real estate investment programs may not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

•	Oregon – In addition to the general suitability requirements described above, an investor’s maximum investment in us and our affiliates cannot exceed 10% of the investor’s net worth.
For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

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TABLE OF CONTENTS

SUITABILITY STANDARDS	i
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	7
ESTIMATED USE OF PROCEEDS	8
DESCRIPTION OF DISTRIBUTION REINVESTMENT PLAN	8
FEDERAL INCOME TAX CONSIDERATIONS	11
PLAN OF DISTRIBUTION	29
LIMITED LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS	29
LEGAL MATTERS	29
EXPERTS	31
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	31
WHERE YOU CAN FIND MORE INFORMATION	31
APPENDIX A – DISTRIBUTION REINVESTMENT PLAN	A-1
APPENDIX B – DISTRIBUTION OPTIONS CHANGE FORM	B-1

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts” or “potential”, or by the negative of these words and phrases, or by similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	our use of the proceeds of this offering;

•	our business and investment strategy;

•	our ability to make investments in a timely manner or on acceptable terms;

•
current credit market conditions and our ability to obtain long-term financing for our property investments in a timely manner and on terms that are consistent with what we project when we invest in the property;

•	the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

•	our ability to make scheduled payments on our debt obligations;

•	our ability to generate sufficient cash flows to make distributions to our stockholders;

•	the degree and nature of our competition;

•	the availability of qualified personnel at our advisor; and

•	our ability to qualify and maintain our qualification as a REIT.

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.
For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully review the risk factors disclosed under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Reports on Form 10-Q, and any updated risk factors contained in future filings we make under the Securities Exchange Act of 1934, as amended. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY
This summary highlights material information about this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully before making a decision to participate in the distribution reinvestment plan. You should also review the section of this prospectus titled “Incorporation of Certain Information by Reference.”

What is Phillips Edison Grocery Center REIT II, Inc.?
We are a Maryland corporation incorporated on June 5, 2013 that elected to be taxed as a REIT commencing with our taxable year ended December 31, 2014. We were formed to capitalize on the market opportunity to acquire and manage grocery-anchored neighborhood and community shopping centers located in strong demographic markets throughout the United States. We seek to acquire and manage shopping centers that are typically over 80% occupied, have a mix of national, regional and local tenants selling necessity-based goods and services, and are anchored by a leading grocery provider in the region, with the specific grocery store demonstrating solid sales performance. We are building a high-quality portfolio utilizing the following acquisition strategy:

•	Grocery-Anchored Retail — We are focused on acquiring well-occupied grocery-anchored shopping centers serving the day-to-day shopping needs of the community in the surrounding trade area.

•
National and Regional Tenants — We will acquire shopping centers primarily leased to national and regional retail tenants selling necessity-based goods and services to customers living in the local trade area.

•	Diversification — We own and operate a diversified grocery-anchored portfolio based on geography, industry, tenant mix, credit and lease expirations, thereby mitigating risk.

•
Infill Locations/Solid Markets — We will target properties in established or growing markets based on trends in population density, population growth, employment, household income, employment diversification, and other key demographic factors having higher barriers to entry, which we believe limit additional competition.

•
Triple-Net Leases — We will negotiate leases we enter into or acquire to provide for tenant reimbursements of operating expenses, real estate taxes and insurance, providing a level of protection against rising expenses.

•	Discount To Replacement Cost — We intend to acquire properties at values based on current in-place rents and at a substantial discount to replacement cost.
Our strategy is to acquire, own and manage a high-quality, diverse, grocery-anchored real estate portfolio, while maintaining a property-focused approach to maximize total returns to stockholders. We believe these goals will be supported by the following attributes of our company:

•
Stable Income to Provide Consistent Distributions — We intend to acquire a portfolio with sustainable income, and expect that approximately 70% to 80% of such income will come from profitable national and regional tenants, with a majority of that coming from grocery anchor tenants. We expect that such sustainable income will fund monthly distributions to our stockholders at a rate consistent with our operating performance.

•
Upside Potential — We seek to create value from a combination of the strategic leasing of portfolio vacancies, rental growth, creation of new revenue streams, and strategic expense reduction, all leading to increased cash flow.

•	Diversification — We intend to own and operate a diversified grocery-anchored portfolio based on geography, industry, tenant mix, credit and lease expirations, thereby mitigating risk.

•
Low Leverage — We intend to utilize a prudent leverage strategy with an approximate 45% targeted loan-to-value ratio on our portfolio once we have invested substantially all of the net proceeds of the primary portion of our initial public offering.

•
Tenured Management with a National Platform — Our sponsor’s seasoned team of professional managers has extensive retail industry expertise and established tenant relationships. Accordingly, we expect that team to provide reliable execution of our acquisition and operating strategies through their national operating and leasing platform.

•
Property Focus — We intend to utilize a property-specific operational focus that combines intensive leasing and merchandising plans with cost containment measures to deliver a more solid and stable income stream from each property.

•
Exit Strategy — We anticipate selling all or substantially all our assets, selling or merging our company, listing our common stock on a national securities exchange or engaging in another similar transaction within three to six years after the completion of our primary offering, which ended on October 31, 2015. Our board of directors, in consultation with management, may determine when it is in our best interests to begin the process of engaging advisors to consider alternatives with respect to a liquidity event.
As of December 31, 2015, we owned 57 grocery-anchored shopping centers consisting of approximately 6.9 million square feet of gross leasable area. We are externally advised by Phillips Edison NTR II LLC, or our advisor. Our advisor conducts our operations and manages our portfolio of real estate investments. We have no paid employees.
Our office is located at 11501 Northlake Drive, Cincinnati, Ohio 45249. Our telephone number is (513) 554-1110. Our fax number is (513) 554-1820, and our web site address is www.grocerycenterreit2.com. The contents of that website are not incorporated by reference in, or are otherwise a part of, this prospectus.

What is the distribution reinvestment plan?
We are offering up to 55,615,885 shares of our common stock to our existing stockholders pursuant to our distribution reinvestment plan. Pursuant to the plan, stockholders may elect to have all or a portion of their distributions reinvested in additional shares of our common stock. The purchase price for shares purchased under the distribution reinvestment plan will initially be $23.75 per share. Beginning with the filing of our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, or the NAV pricing date, the per share price for shares will vary quarterly and will be equal to the net asset value of our company as determined by our advisor, or NAV, divided by the number of shares of our common stock outstanding as of the end of the business day immediately preceding the day on which we make each quarterly financial filing, or per share NAV. No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan.
We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ written notice to the participants. We may provide notice by including such information (a) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate mailing to the participants.

Who may participate in the distribution reinvestment plan?
All of our common stockholders are eligible to participate in our distribution reinvestment plan; however, we may elect to deny your participation in the distribution reinvestment plan if you reside in a state or foreign jurisdiction that imposes restriction on participating in the distribution reinvestment plan that conflict with the general terms and provisions of the distribution reinvestment plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the distribution reinvestment plan. Offers and sales of shares pursuant to the distribution reinvestment plan must be registered in every state in which such offers and sales are made and the offering of such shares is not exempt under applicable laws and regulations. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the distribution reinvestment plan in any states in which our registration is not renewed or extended.
If you elect to participate in the distribution reinvestment plan, you agree to notify the reinvestment agent if any time during your participation in the distribution reinvestment plan there is any material change in your financial condition or inaccuracy of any representation under your subscription agreement for your initial purchase of our shares. This is to ensure that you continue to meet the suitability standards that are more fully described in the “Suitability Standards” section of this prospectus (immediately following the cover page).
If you choose to participate in our distribution reinvestment plan you will need to fill out a distribution options change form, like the one contained in this prospectus as Appendix B, which we will provide to you at your request. Your participation in the distribution reinvestment plan will begin with the next distribution made after receipt of your distribution options change form, provided it is received at least ten (10) days prior to the last day of the period to which such distribution relates. You can choose to have all or a portion of your distributions reinvested through the distribution reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time by completing a new distribution options change form or other form provided for that purpose. You should consult with your financial advisor before making any decision to participate in or to increase your level of participation in the distribution reinvestment plan. If you choose to change the percentage of your distributions that will be reinvested, you must represent that you continue to meet the applicable suitability standards set forth in this prospectus, as amended and supplemented.

What are the tax consequences of participation in the distribution reinvestment plan?
If you elect to participate in the distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the distribution reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.
Until the NAV pricing date, we will sell shares pursuant to the distribution reinvestment plan at $23.75 per share and expect our board of directors to estimate the fair value of a share of our common stock to be $25.00, the offering price in the primary portion of our initial public offering. Additionally, at least until our offering stage is complete, we expect that no secondary trading market for our shares will develop. Therefore, at least until we calculate NAV, participants in the distribution reinvestment plan will be treated as having received a distribution of $25.00 for each $23.75 reinvested by them under the distribution reinvestment plan. You will be taxed on the amount of such distribution (including the discount from fair market value) as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. Tax information regarding each participant’s participation in the distribution reinvestment plan will be provided to each participant at least annually. See “Federal Income Tax Considerations—Taxation of Stockholders.” We will withhold 28% of the amount of dividends or other distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or distributions or fail to certify that you are not subject to withholding.

How will you use the proceeds raised in this offering?
We expect to use the net proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to, the following:

•	the repurchase of shares under our share repurchase program;

•	capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties;

•	reserves required by any financings of our investments;

•	investments in real estate properties, which would include payment of acquisition fees to our advisor; and

•	the repayment of debt.
We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for specific purposes. No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and we expect any other offering expenses to be nominal.

What are your investment objectives?
Our primary investment objectives are:

•	to preserve and protect your capital contribution;

•	to provide you with stable cash distributions;

•	to realize growth in the value of our assets upon the sale of such assets; and

•
to provide you with the potential for future liquidity through the sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction.

We may return all or a portion of your capital contribution in connection with the sale of the company or the assets we will acquire. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares. However, there can be no assurance that all or a portion of your capital contribution in fact will be returned.

Who is your advisor and what does it do?
Our advisor is Phillips Edison NTR II LLC, which is a limited liability company that was formed in the State of Delaware on June 4, 2013. Our advisor has a limited operating history and limited experience managing a public company. Our advisor is responsible for coordinating the management of our day-to-day operations and for identifying and making investments in real estate properties on our behalf, subject to the supervision of our board of directors. Our advisor’s management team has the experience to identify, acquire and manage the assets that we have acquired and intend to acquire.
Because our advisor is owned by affiliates of Phillips Edison Limited Partnership, we consider ourselves to be sponsored by Phillips Edison. Unless the context dictates otherwise, throughout this prospectus we generally refer collectively to Phillips Edison Limited Partnership and the individuals who own and control it, as our “Phillips Edison sponsor.”

Are there any special restrictions on the ownership or transfer of shares?
Yes. Our charter contains restrictions on ownership and transfer of our shares that, among other restrictions, prevent any one person from owning more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Our charter also limits your ability to transfer your shares to prospective stockholders unless (1) the prospective purchaser meets the minimum suitability standards regarding income or net worth, which are described in the “Suitability Standards” section of this prospectus (immediately following the cover page), and (2) the transfer complies with minimum purchase requirements.

What are your exit strategies?
It is our intention to begin the process of achieving a Liquidity Event not later than three to six years after the termination of the primary portion of our initial public offering, which ended on October 31, 2015. A “Liquidity Event” includes a sale of all or substantially all of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction. Our board of directors, in consultation with management, may determine when it is in our best interests to begin the process of engaging advisors to consider alternatives with respect to a Liquidity Event. Any Liquidity Event is subject to the determination of our board of directors that such Liquidity Event is appropriate to commence.
If we do not begin the process of achieving a Liquidity Event by the sixth anniversary of the termination of the primary portion of our initial public offering, our charter requires our board of directors to adopt a resolution declaring that a plan of liquidation of our company is advisable and to direct that the plan of liquidation be submitted for consideration at either an annual or special meeting of stockholders, unless the adoption of a plan of liquidation by the board and submission thereof to stockholders is postponed by a majority of the board of directors and a majority of the independent directors. If we have sought and failed to receive stockholder approval of a plan of liquidation, our company will continue operating, and upon the written request of stockholders owning in the aggregate not less than 10% of the then outstanding common shares, the plan of liquidation will be submitted for consideration by proxy statement to the stockholders up to once every two years.
In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders. One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, our board of directors believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by our board of directors. If listing still appeared to be in the best long-term interests of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, our board of directors may still opt to list our shares of common stock in keeping with its obligations under Maryland law. Our board of directors would also likely consider whether there was a large pent-up demand to sell our shares when making decisions regarding listing. The degree of participation in our distribution reinvestment plan and the number of requests for repurchases under the share repurchase program at this time could be an indicator of stockholder demand to liquidate their investment.

What types of reports on my investment and tax information will I receive?

We will provide you with periodic updates on the performance of your investment with us, including:

•	four quarterly or 12 monthly distribution reports;

•	three quarterly financial reports;

•	an annual report; and

•	an annual IRS Form 1099, if applicable.

Who can help answer my questions about the offering?
If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your financial advisor or the distribution reinvestment plan administrator:
Phillips Edison Grocery Center REIT II, Inc.
c/o DST Systems, Inc.
430 W 7th St.
Kansas City, Missouri 64105-1407
Telephone: 1 (888) 518-8073
Fax: 1 (877) 894-1127

Where can I find more information about Phillips Edison Grocery Center REIT II, Inc.?
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC rules allow us to incorporate by reference information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Further, any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus.

RISK FACTORS
An investment in our common stock involves various risks and uncertainties. For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully review the risk factors disclosed under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our most recent Quarterly Reports on Form 10-Q, and any updated risk factors contained in future filings we make under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus, as amended and supplemented. These risks can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.

ESTIMATED USE OF PROCEEDS
We expect to use the net proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to, the following:

•	the repurchase of shares under our share repurchase program;

•	capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties;

•	reserves required by any financings of our investments;

•	investments in real estate properties, which would include payment of acquisition fees to our advisor; and

•	the repayment of debt.
We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for specific purposes. No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan, and we expect any other offering expenses to be nominal.
DESCRIPTION OF DISTRIBUTION REINVESTMENT PLAN
We have adopted the distribution reinvestment plan. The following is a summary of the distribution reinvestment plan. A complete copy of our form of distribution reinvestment plan is included in this prospectus as Appendix A.
Investment of Distributions
We have adopted a distribution reinvestment plan pursuant to which our stockholders may elect to purchase shares of our common stock with our distributions. Any shares issued pursuant to the distribution reinvestment plan are subject to registration and renewal in any state in which such shares are offered and the offering of such shares is not exempt under applicable laws and regulations. Until the NAV pricing date, we will offer shares under our distribution reinvestment plan at $23.75 per share. Thereafter, we will offer shares under our distribution reinvestment plan at per share NAV.
No dealer manager fees or selling commissions will be paid with respect to shares purchased pursuant to the distribution reinvestment plan; therefore, we will retain all of the proceeds from the reinvestment of distributions.
Pursuant to the terms of the distribution reinvestment plan, the reinvestment agent, which currently is us, will act on behalf of participants to reinvest the cash distributions they receive from us. Stockholders participating in the distribution reinvestment plan may purchase fractional shares. If sufficient shares are not available for issuance under the distribution reinvestment plan, the reinvestment agent will remit excess cash distributions to the participants. Participants purchasing shares pursuant to the distribution reinvestment plan will have the same rights as stockholders with respect to shares purchased under the distribution reinvestment plan and will be treated in the same manner as if such shares were issued pursuant to the primary portion of the offering.
Election to Participate or Terminate Participation
Any stockholder who has not previously elected to participate in the distribution reinvestment plan may so elect at any time by delivering to the reinvestment agent a completed enrollment form or other written authorization required by the reinvestment agent. Participation in the distribution reinvestment plan will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which the distribution relates.
Some brokers may determine not to offer their clients the opportunity to participate in the distribution reinvestment plan. Any prospective investor who wishes to participate in the distribution reinvestment plan should consult with his or her broker as to the broker’s position regarding participation in the distribution reinvestment plan.
We reserve the right to prohibit qualified retirement plans and other “benefit plan investors” (as defined in the Employee Retirement Income Security Act of 1974, as amended) from participating in the distribution reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans.
Each stockholder electing to participate in the distribution reinvestment plan shall notify the reinvestment agent if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder’s financial condition or inaccuracy of any representation under the subscription agreement for such stockholder’s initial purchase of our shares or the form used for such stockholder’s enrollment in the distribution reinvestment plan. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the stockholder to fail to meet the suitability standards set forth in this prospectus for the stockholders initial purchase of shares of common stock.

Subscribers should note that affirmative action in the form of written notice to the reinvestment agent must be taken to withdraw from participation in the distribution reinvestment plan. A withdrawal from participation in the distribution reinvestment plan will be effective with respect to distributions for a distribution period only if written notice of termination is received at least ten days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on a national securities exchange, which we have no intent to do at this time and which may never occur, will terminate participation in the distribution reinvestment plan with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the plan and affirmatively elects to participate in the distribution reinvestment plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.
Offers and sales of shares pursuant to the distribution reinvestment plan must be registered in every state in which such offers and sales are made and the offering of such shares is not exempt under applicable laws and regulations. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the distribution reinvestment plan in any states in which our registration is not renewed or extended.
Reports to Participants
Within 90 days after the end of each calendar year, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received, the number of shares purchased and the purchase price for such shares.
Excluded Distributions
Our board of directors may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under the distribution reinvestment plan, or Excluded Distributions. Accordingly, if proceeds attributable to the potential sale transaction described above are distributed to stockholders as an Excluded Distribution, such amounts may not be reinvested in our shares pursuant to the distribution reinvestment plan. The determination of whether all or part of a distribution will be deemed to be an Excluded Distribution is separate and unrelated to our requirement to distribute 90% of our REIT taxable income. In its initial determination of whether to make a distribution and the amount of the distribution, our board of directors will consider, among other factors, our cash position and our distribution requirements as a REIT. Once our board of directors determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an Excluded Distribution. In most instances, we expect that our board of directors would not deem any of the distribution an Excluded Distribution. In that event, the amount distributed to participants in the distribution reinvestment plan will be reinvested in additional shares of our common stock. If all or a portion of the distribution is deemed an Excluded Distribution, the distribution will be made to all stockholders, however, the excluded portion will not be reinvested. As a result, we would not be able to use any of the Excluded Distribution to assist in meeting future distributions and the stockholders would not be able to use the distribution to purchase additional shares of our common stock through the distribution reinvestment plan. We currently do not have any planned Excluded Distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.
Material U.S. Federal Income Tax Considerations
Taxable participants will incur tax liability even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested under the distribution reinvestment plan. In addition, to the extent you purchase shares through the distribution reinvestment plan at a discount to their fair market value, you will be treated for U.S. federal income tax purposes as receiving an additional distribution equal to the amount of the discount. Until the NAV pricing date, we will sell shares pursuant to the distribution reinvestment plan at $23.75 per share and expect our board of directors to estimate the fair value of a share of our common stock to be $25.00, the offering price in the primary offering. Additionally, at least until our offering stage is complete, we expect that no secondary trading market for our shares will develop. Therefore, at least until we calculate NAV, participants in the distribution reinvestment plan will be treated as having received a distribution of $25.00 for each $23.75 reinvested by them under the distribution reinvestment plan. You will be taxed on the amount of such distribution (including the discount from fair market value) as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. Tax information regarding each participant’s participation in the distribution reinvestment plan will be provided to each participant at least annually. See "Federal Income Tax Considerations—Taxation of Stockholders."
Amendment, Suspension and Termination
We reserve the right to amend any aspect of, suspend, or terminate the distribution reinvestment plan for any reason at any time upon ten days’ written notice to participants. The reinvestment agent also reserves the right to terminate a participant’s individual participation in the distribution reinvestment plan (without terminating the distribution reinvestment plan generally), by sending ten days’ prior written notice of termination to the terminated participant. Notices to a distribution reinvestment plan participant may be given by letter addressed to the participant at the participant’s last address of record with the reinvestment agent or by providing the relevant information in a press release or a report filed by the company with the SEC.

FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. The law firm of DLA Piper LLP (US), acting as our tax counsel, has reviewed this summary. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Phillips Edison Grocery Center REIT II, Inc.,” “we,” “our” and “us” mean only Phillips Edison Grocery Center REIT II, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we and our subsidiaries and affiliates will operate in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.
This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.
The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.
Taxation of Phillips Edison Grocery Center REIT II, Inc.
We made an election to be taxed as a REIT under Section 856 of the Internal Revenue Code, effective for our taxable year ended December 31, 2014. We believe that we have been organized and have operated, and expect to continue to operate, in such a manner as to qualify for taxation as a REIT.
The law firm of DLA Piper LLP (US), acting as our tax counsel in connection with this offering, has rendered an opinion, (i) assuming that the actions described in this section are completed on a timely basis and we timely file the requisite elections, that we were organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our then proposed method of operation would enable us to continue to meet the requirements for qualification and taxation as a REIT and (ii) that our operating partnership will be treated as a partnership, or, if there is only a single owner, a disregarded entity, and not an association or publicly traded partnership (within the meaning of Section 7704 of the Internal Revenue Code) subject to tax as a corporation, for U.S. federal income tax purposes, beginning with its first taxable year. It must be emphasized that the opinion of DLA Piper LLP (US) was based on various assumptions relating to our organization and operation and was conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion was expressed as of the date issued and does not cover subsequent periods. Counsel has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.
Certain domestic stockholders that are individuals, trusts or estates are generally taxed on corporate distributions at a maximum rate of 20%. With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”
If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation.

•
The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(7)
which elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)	which meets other tests described below, including with respect to the nature of its income and assets.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2014). Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

We believe that we have issued common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Shares—Restrictions on Ownership of Shares.”
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests. An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of our operating partnership, all of our operating partnership’s assets and income will be deemed to be ours for federal income tax purposes.
Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a CDO issuer or other securitization vehicle that is treated as a corporation for tax purposes, that CDO issuer or other securitization vehicle would be a qualified REIT subsidiary, unless we and the CDO issuer or other securitization vehicle jointly elect to treat the CDO issuer or other securitization vehicle as a TRS. It is anticipated that CDO financings we enter into, if any, will be treated as qualified REIT subsidiaries. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”
Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries (“TRSs”). A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% for taxable years after 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.
We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of CDOs or other instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “—Income Tests” below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

Income Tests
In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of both gross income tests. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.
The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.
If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, where a mortgage covers both real property and personal property, an apportionment of the interest income must be made as described below. If the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. For purposes of the 75% gross income test, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, such personal property is treated as real property. Note that a “significant modification” of a debt instrument will result in a new debt instrument which can require new tests of the value of the underlying real estate. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).
In the event that we invest in a mortgage that is secured by both real property and personal property (that exceeds the 15% threshold described above), we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined as of (i) the date we committed to acquire the loan, or (ii) as discussed further below, in the event of a “significant modification,” the date we modified the loan, and the denominator of which is the highest “principal amount” of the loan during the year.
Under the Internal Revenue Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (i) occasioned by a borrow default; or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. If we modify our mortgage loans in the future, no assurance can be provided that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent we significantly modify a mortgage loan in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. If the fair market value of the real property securing a loan has decreased, a portion of the interest income from the loan would not be qualifying income for the 75% gross income test and a portion of the value of the loan would not be a qualifying asset for purposes of the 75% asset test.
Interest, including original issue discount or market discount that we accrue on our real estate-related debt investments generally will be qualifying income for purposes of both gross income tests. However, many of our investments will not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan as of a certain testing date, a portion of the income from that investment will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.
To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.
We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. Moreover, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value. See the discussion of Revenue Procedure 2014-51 above.
In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument. With respect to market discount, although generally we are not required to accrue the discount annually as taxable income (absent an election to do so), interest payments with respect to any debt incurred to purchase the investment may not be deductible and a portion of any gain realized on the disposition of the debt instrument may be treated as ordinary income rather than capital gain.
If we eventually collect less on a debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would potentially be an ordinary bad debt deduction (rather than capital loss) but this is not free from doubt, and may depend on the characteristics of the underlying obligation, and the amount of cash we collect on maturity, etc. Our ability to benefit from that bad debt deduction (or capital loss) would depend on our having taxable income (or capital gain) in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, loss later” phenomenon could adversely affect us and our stockholders if it were persistent and in significant amounts.
Finally, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.
Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may recognize substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this taxable income for which cash has not been received is recognized. See “—Annual Distribution Requirements.”

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.
We may receive various fees in connection with our operations relating to the origination or purchase of whole loans secured by first mortgages and other loans secured by real property. The fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by any TRS will not be included for purposes of the gross income tests. We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests and (3) to manage risk with respect to the termination of certain prior hedging transactions described in (1) and (2) above, each of which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests
At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and (subject to certain limitations) debt instruments issued by publicly offered REITs. Further, certain ancillary personal property leased with real property will be treated as real property for purposes of the 75% asset test if the rent attributable to such personal property does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under a lease. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25% (20% for taxable years after 2017) of the value of our total assets.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).
We believe that most of the real estate-related securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.
If a loan is secured by real property and personal property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date we agreed to acquire or originate the loan, or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the loan will be a non-qualifying asset for purposes of the 75% asset test. However, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, such personal property is treated as real property for purposes of the 75% asset test computation.
Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(a)	the sum of

(1)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income.
In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (i) declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration; or (ii) declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between

(a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.
It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•
loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.
    For taxable years beginning on or before December 31, 2014, in order for distributions to be counted towards our distribution requirement, and to provide us with a tax deduction, such distributions must not have been “preferential dividends.” A distribution is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among the different classes of shares as set forth in our organizational documents. However, for taxable years beginning after December 31, 2014, so long as we continue to be a publicly offered REIT as defined in Section 562(c)(2), the preferential dividend rule will not apply to us.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the tax apply to sales which qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.
Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, and (3) to manage risk with respect to the termination of certain prior hedging transactions described in (1) and (2) above, each of which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Taxation of Stockholders
Taxation of Taxable Domestic Stockholders
Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates for qualified distributions received by certain domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of Phillips Edison Grocery Center REIT II, Inc. — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of Phillips Edison Grocery Center REIT II, Inc. —Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of Our Stock. In general, capital gains recognized by certain individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Medicare contribution tax. U.S. stockholders who are individuals, estates or certain trusts are generally required to pay a 3.8% Medicare tax on their net investment income (including dividends and gains from the disposition of our stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.
Taxation of Foreign Stockholders
The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•
a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.
The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.
Ordinary Dividends. The portion of distributions received by non-U.S. holders (1) that is payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. Note that certain “qualified foreign pension funds” are exempt from FIRPTA.
Capital Gain Distributions. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will generally be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.
A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. At the time you purchase shares in this offering, our shares will not be publicly traded and we can give you no assurance that our shares will ever be publicly traded on an established securities market. Therefore, these rules will not apply to our capital gain distributions.
Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.
Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. If our stock constitutes a USRPI and we do not constitute a domestically controlled qualified investment entity, but our stock becomes “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 10% or less of the outstanding stock at all times during a specified testing period. However, as mentioned above, we can give you no assurance that our shares will ever be publicly traded on an established securities market.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.
Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have, or our paying agent has actual knowledge or reason to know, that a non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.
Foreign Accounts. The Hiring Incentives to Restore Employment Act (the “HIRE Act”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied. The portion of the HIRE Act that provides for this withholding tax and related provisions is known as the “Foreign Account Tax Compliance Act” or “FATCA.”
On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.
Under delayed effective dates provided for in the final regulations the required withholding began on July 1, 2014 with respect to dividends on our shares, and does not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our shares.
If withholding is required under FATCA on a payment related to our stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours, is) deemed to be a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. We anticipate that our investments may generate excess inclusion income.
If excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, such as governmental investors, we will be subject to corporate level tax on such income, and, in that case, we are authorized to reduce and intend to reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.
Backup Withholding and Information Reporting
We will report to our domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic stockholder who fails to certify its non-foreign status.
We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

PLAN OF DISTRIBUTION
We are offering up to 55,615,885 shares of our common stock to our existing stockholders pursuant to our distribution reinvestment plan. Pursuant to the plan, stockholders may elect to have all or a portion of their distributions reinvested in additional shares of our common stock. The purchase price for shares purchased under the distribution reinvestment plan will initially be $23.75 per share. Beginning with the NAV pricing date, the per share price for shares will vary quarterly and will be equal to our per share NAV. No selling commissions or dealer manager fees are payable on shares sold under our distribution reinvestment plan.
For information with respect to enrollment in the distribution reinvestment plan, eligibility to participate, and termination of participation, see “Description of Distribution Reinvestment Plan.”  For information with respect to the suitability standards applicable to this offering, see “Suitability Standards” immediately following the cover page of this prospectus.
LIMITED LIABILITY AND INDEMNIFICATION OF
DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS
We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, to the extent permitted by Maryland law and the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, or the NASAA REIT Guidelines.
Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.
The Maryland General Corporation Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our advisor, our former advisor or any of their affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our advisor, our former advisor and their affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that the following additional conditions are met:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

•	the person seeking indemnification was acting on our behalf or performing services for us;

•
the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct; and

•	the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.
In addition, we will not indemnify any director, our advisor, a former advisor or any of their affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

We have agreed to indemnify and hold harmless our advisor, our former advisor and their affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under our existing and former advisory agreements and sub-advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the existing and former advisory agreements and sub-advisory agreement.
The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor, our former advisor or any of their affiliates in advance of final disposition of a proceeding only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;

•
the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;

•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•
the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant and does not meet the foregoing conditions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS
Venable LLP, Baltimore, Maryland, has passed upon the legality of the common stock and DLA Piper LLP (US), has passed upon the legal matters in connection with our status as a REIT. DLA Piper LLP (US) has relied on the opinion of Venable LLP as to all matters of Maryland law. Neither Venable LLP nor DLA Piper LLP (US) purports to represent our stockholders or potential investors, who should consult their own counsel.
EXPERTS
The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Phillips Edison Grocery Center REIT II, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We have elected to “incorporate by reference” certain information into this prospectus.  By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  You can access documents that are incorporated by reference into this prospectus at our website at www.grocerycenterreit2.com.  There is additional information about us, our advisor, and its affiliates at the website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.
The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File Nos. 000-55438 and 333-190588), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 5, 2015;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 filed with the SEC on May 7, 2015;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed with the SEC on August 6, 2015;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 filed with the SEC on November 12, 2015;

•	Current Report on Form 8-K filed with the SEC on January 15, 2015;

•	Current Report on Form 8-K filed with the SEC on January 26, 2015;

•	Current Report on Form 8-K filed with the SEC on February 3, 2015;

•	Current Report on Form 8-K filed with the SEC on February 10, 2015;

•	Current Report on Form 8-K filed with the SEC on February 17, 2015;

•	Current Report on Form 8-K filed with the SEC on March 2, 2015;

•	Current Report on Form 8-K filed with the SEC on April 7, 2015;

•	Current Report on Form 8-K filed with the SEC on May 28, 2015;

•	Current Report on Form 8-K filed with the SEC on June 15, 2015;

•	Current Report on Form 8-K filed with the SEC on July 6, 2015;

•	Current Report on Form 8-K filed with the SEC on July 13, 2015;

•	Current Report on Form 8-K filed with the SEC on July 21, 2015;

•	Current Report on Form 8-K filed with the SEC on August 5, 2015;

•	Current Report on Form 8-K filed with the SEC on November 6, 2015; and

•	The description of our common stock contained in our Registration Statement on Form 8-A12G (Reg. No. 000-55438) filed with the SEC on April 30, 2015.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus.  To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Phillips Edison Grocery Center REIT II, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249
Telephone: 1 (800) 875-6585 ext. 1201

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We have filed with the SEC a registration statement relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

APPENDIX A

DISTRIBUTION REINVESTMENT PLAN
PHILLIP EDISON — ARC GROCERY CENTER REIT II, INC.
EFFECTIVE AS OF NOVEMBER 25, 2013
Phillips Edison — ARC Grocery Center REIT II, Inc., a Maryland corporation (the “Company”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the Company, Realty Capital Securities, LLC (the “Dealer Manager”) or an unaffiliated third party (the “Administrator”), in each case as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.
1.Election to Participate. Any purchaser of shares of common stock of the Company, par value
$0.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares or by delivering a completed and executed authorized form to the Administrator, which can be obtained from the Administrator. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by AR Capital, LLC or its affiliates (an “Affiliated Program”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator.
2.Distribution Reinvestment. The Administrator will receive all cash distributions (other than Excluded Distributions (defined below)) paid by the Company or an Affiliated Program with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. Participants in the Plan generally are required to have the full amount of their cash distributions (other than Excluded Distributions) with respect to all Shares or shares of stock or units of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as “Excluded Distributions” by our board of directors of the Company or the board of directors or general partner of an Affiliated Program, as applicable.

3.	General Terms of Plan Investments.
(a)The Company intends to offer Shares pursuant to the Plan initially at a price equal to $23.75 per share, regardless of the price per Security paid by the Participant for the Securities in respect of which the Distributions are paid. Beginning with the filing of the Company’s second Quarterly Report on Form 10-Q (or the filing of the Company’s Annual Report on Form 10-K should such filing constitute the second quarterly financial filing) with the Securities and Exchange Commission following the earlier of the Company’s acquisition of at least $2.0 billion in total portfolio assets and November 25, 2015, which is two years from the effective date of the Company’s initial public offering, the Company intends to offer Shares pursuant to the Plan at the net asset value of the Company as determined by Phillips Edison NTR II LLC, divided by the number of shares of common stock outstanding as of the end of business on the business day immediately preceding the day on which the Company makes its applicable quarterly financial filing. A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase Shares in a public offering of Shares by the Company pursuant to a prospectus outside of the Plan at prices below $23.75 per share.

(b)	Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(c)	Dealer Manager fees will not be paid for the Shares purchased pursuant to the Plan.
(d)For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e)Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.
(f)Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of Company or its transfer agent.
(g)A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s Charter. For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of not more than 9.8% in value of the aggregate outstanding shares of stock of the Company and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the shares of stock of the Company.
4.Absence of Liability. The Company, the Dealer Manager and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company, the Dealer Manager and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.
5.Suitability. Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.
6.Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.
7.Taxes. Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8.	Reinvestment in Subsequent Programs.
(a)After the termination of the Company’s initial public offering of Shares pursuant to the Company’s prospectus dated November 25, 2013, (the “Initial Offering”), the Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or an Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:
(i)prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;
(ii)a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);
(iii)the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv)the Participant executes the subscription agreement included with the prospectus for the Subsequent Program;
(v)the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program; and
(vi)the Subsequent Program has accepted an aggregate amount of subscriptions in excess of its minimum offering amount.
(b)The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through the Plan, if the following conditions are satisfied:
(i)    prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Affiliated Program and such prospectus allows investment pursuant to a distribution reinvestment plan;
(ii)    a registration statement covering the interests in the Affiliated Program has been declared effective under the Securities Act;
(iii)    the offering and sale of such interests are qualified for sale under the applicable state securities laws;
(iv)    the Participant executes the subscription agreement included with the prospectus for the Affiliated Program; and
(v)    the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Affiliated Program.

9.	Termination.
(a)A Participant may terminate or modify his participation in the Plan at any time by providing written notice of such termination or modification to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.
(b)Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.
10.State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11.	Amendment to; Suspension or Termination of the Plan.
(a)Except for Section 9(a) of the Plan which shall not be amended prior to a listing of the Shares on a national securities exchange, the terms and conditions of the Plan may be amended by the Company at any time, including, but not limited to, an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, upon ten (10) days written notice to the Participants. The Company may provide notice by including such information (a) in a current report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission, or (b) in a separate mailing to the Participants.
(b)The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate or suspend the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.
(c)In the event of the suspension or termination of the Plan itself, the Company may provide notice by including such information (a) in a current report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission, or (b) in a separate mailing to the Participants. After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.
12.Participation by Limited Partners of Phillips Edison — ARC Grocery Center Operating Partnership II, L.P. For purposes of the Plan, “stockholders” shall be deemed to include limited partners of Phillips Edison — ARC Grocery Center Operating Partnership II, L.P. (the “Partnership”), Participants shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution”, when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.
13.Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.
14.Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and addressed to DRIP Administrator, c/o DST Systems, Inc., 430 W 7th St., Kansas City, Missouri 64105-1407, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator or by providing the relevant information in a press release or a report filed by the Company with the Securities and Exchange Commission. Each Participant shall notify the Administrator promptly in writing of any changes of address.
15.Certificates. The ownership of the Shares will be in book-entry form prior to the issuance of certificates. The Company will not issue share certificates except to stockholders who make a written request to the Administrator.

APPENDIX B

Phillips Edison Grocery Center REIT II, Inc.
Distribution Option Change Form

Please send to: Phillips Edison Grocery Center REIT II Inc.
430 W 7th Street, Kansas City, MO 64121-9912

1

Registration Name(s) on Account

Name of Account Owner: ____________________

Social Security Number (or) Tax Identification Number: ____________________

Account Number: ____________________

Name of Joint Account Owner (if applicable): ____________________

Social Security Number (or) Tax Identification Number: ____________________

Name of Trust or Business Entity (Does not apply to IRA accounts): ____________________

Name of Custodian or Trustee: ____________________

Custodian/Trust/Business Entity Tax D#: ____________________

Legal Address (No P.O. Boxes): ____________________

City, State, Zip: ____________________

Phone Number: ____________________ Fax: ____________________

Email: ____________________

2

Indicate your preference(s).

Note: Your dividend distribution may be applied in up to THREE ways but must be made in whole percentages equaling 100%.

Distribution Options

___% I would like to participate in the Distribution Reinvestment Plan.

___% I would like to receive a distribution check mailed to my mailing address listed in Section 1. Distributions paid to the address of record are not available for custodial account registrations. Investments registered as such will have distributions sent directly to the custodian FBO the investor.

___% I would like for my distribution to be deposited into a third-party (non-custodial only) account per my instructions below. I authorize Phillips Edison Grocery Center REIT II, Inc. or its agent to deposit my distribution into the provided third party account listed below. An automated deposit entry shall constitute the receipt for each transaction. This authority will remain in force until I notify Phillips Edison Grocery Center REIT II, Inc. in writing to cancel it at such time and such manner as to give Phillips Edison Grocery Center REIT II, Inc. reasonable time to act. In the event that Phillips Edison Grocery Center REIT II, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. Distributions paid to the address of record or third party account are not available for custodial account registrations. Investments registered as such will have distributions sent directly to the custodian FBO the investor. For deposits into checking accounts, please enclose a voided check (note: you may not direct deposit via ACH to brokerage account). By enclosing a voided check, you authorize Phillips Edison Grocery Center REIT II, Inc. or its transfer agent to begin making electronic deposits to the designated checking account. (Third-party information on next page.)

PHILLIPS EDISON
GROCERY CENTER REIT II

PHILLIPS EDISON
GROCERY CENTER REIT II

Phillips Edison Grocery Center REIT II, Inc.
Distribution Option Change Form

Please send to: Phillips Edison Grocery Center REIT II Inc.
430 W 7th Street, Kansas City, MO 64121-9912

3

Third-Party Information

Institution Name: ____________________

Account Name: ____________________

Account Number: ____________________

Institution ABA: ____________________

Street / P.O. Box: ____________________

City, State & Zip Code: ____________________

4 Please attach a voided check.

Note: Direct deposit is not permissible for IRA or qualified accounts.

Direct Deposit Authorization - Optional

Check One: ☐ New Authorization ☐ Change of Information

Check Account Type: ☐ Checking Account ☐ Savings Account

Bank Name: ____________________

Account Name (if different from Registered Owner): ____________________

Account Number: ____________________

ABA Routing Number (Required): ____________________

Bank Mailing Address: ____________________

City, State, Zip: ____________________

Bank Telephone Number: ____________________

For reference:

Any Bank
Any Street, Anytown
Tel: (001) 555-5555
LAYOUT MAY VARY
MEMO
⑈123456789⑈0001⑆000123456789⑆
ABA Routing #
Check #
Account #

PHILLIPS EDISON
GROCERY CENTER REIT II

Phillips Edison Grocery Center REIT II, Inc.
Distribution Option Change Form

Please send to: Phillips Edison Grocery Center REIT II Inc.
430 W 7th Street, Kansas City, MO 64121-9912

5

IN ORDER TO HAVE THIS AGREEMENT EXECUTED, THE INVESTOR(S) MUST SIGN THIS SECTION.

MEDALLION SIGNATURE GUARANTEES are required for all changes. An additional medallion signature guarantee is required if the account is held through a custodian.

Signatures of Owner and Co-Owner

MY SIGNATURE BELOW INDICATES I HAVE READ THE FOREGOING AND AGREE TO THE TERMS HEREIN. I acknowledge that distributions made prior to the date this instruction becomes effective (generally up to 30 days after receipt of this properly completed form) will be made in the manner previously provided for. This instruction supersedes all prior instructions regarding the subject matter hereof.

For investors electing to participate in the Dividend Reinvestment Plan, the undersigned warrants receipt of the prospectus for the Program's Dividend Reinvestment Plan no later than five business days prior to the date completed below. The undersigned also warrants that they meet the suitability requirements of the Dividend Reinvestment Plan and of the individual's state. A copy of the current prospectus is available online at www.grocerycenterreit1.com or may be obtained by contacting your financial advisor.

I acknowledge that I have the duty to promptly notify Phillips Edison Grocery Center REIT II, Inc. in writing if, at any time during which I am participating in the Dividend Reinvestment Plan, I fail to meet the suitability requirements for making an investment in Phillips Edison Grocery Center REIT II, Inc. or cannot make the other representations or warranties set forth in my original subscription agreement.

Owner Signature: ______________________ Date: ____________

Co-Owner Signature (if applicable): ______________________ Date: ____________

MEDALLION SIGNATURE GUARANTEE STAMP

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

By signing this form, the Custodian authorizes the transfer agent to make the proposed changes to the investors account.

Authorized Signature (Custodian or Trustee): ______________________ Date: ____________

MEDALLION SIGNATURE GUARANTEE STAMP

PHILLIPS EDISON
GROCERY CENTER REIT II

Phillips Edison Grocery Center REIT II, Inc.
Maximum Offering of
55,615,885 Shares
of Common Stock
__________________
PROSPECTUS
__________________
February 12, 2016
We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth above. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.
Our shares are not FDIC insured, may lose value and are not bank guaranteed.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable by Phillips Edison Grocery Center REIT II, Inc. (the “Company”) in connection with the distribution of the securities registered under the Company’s distribution reinvestment plan. All amounts are estimated.

Item	Amount
SEC registration fee*	$—
Legal fees and expenses	75,000
Blue sky fees and expenses	30,000
Accounting fees and expenses	20,000
Other expenses	75,000
Total	$200,000

* SEC registration fee paid in connection with the initial primary public offering.

Item 15. Indemnification of Directors and Officers

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, to the extent permitted by Maryland law and the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, or the NASAA REIT Guidelines. Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our advisor, our former advisor or any of their affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
However, as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our advisor, our former advisor and their affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that the following additional conditions are met: (i) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the person seeking indemnification was acting on our behalf or performing services for us; (iii) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct; and (iv) the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.
In addition, we will not indemnify any director, our advisor, our former advisor or any of their affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.
We have agreed to indemnify and hold harmless our advisor, our former advisor and their affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.
The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor, our former advisor or any of their affiliates in advance of final disposition of a proceeding only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; (iii) the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (iv) the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits
The following exhibits are filed as part of this registration statement:

Ex.	Description
4.1	Distribution Reinvestment Plan, included as Appendix A to prospectus
4.2	Form of Distribution Options Change Form, included as Appendix B to prospectus
4.3
Amended and Restated Agreement of Limited Partnership of Phillips Edison Grocery Center Operating Partnership II, L.P., dated January 22, 2015 (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed March 5, 2015)

5.1
Opinion of Venable LLP re legality (incorporated by reference to Exhibit 5.1 to the Company’s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-190588) filed November 8, 2013)

8.1	Opinion of DLA Piper LLP (US) re tax matters
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Venable LLP (included in Exhibit 5.1)
23.3	Consent of DLA Piper LLP (US) (included in Exhibit 8.1)
24.1
Power of Attorney for Messrs. Edison, Addy, Bessey and Murphy (incorporated by reference to the signature page of the Company’s Registration Statement on Form S-11 (No. 333-190588) filed August 13, 2013)

24.2
Power of Attorney for Ms. Chao and Messrs. Garrison and McDade (incorporated by reference to the signature page of the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No. 333-190588) filed October 2, 2013)

24.3
Power of Attorney for Ms. Robison (incorporated by reference to the signature page of the Company’s Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-190588) filed March 10, 2015)

Item 17. Undertakings
(a)    The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i), (ii) and (iii) above do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(b)    The Company undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c)    The Company undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale p rior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(d)    The Company undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)    The Company undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, State of Ohio, on February 12, 2016.

Phillips Edison Grocery Center REIT II, Inc.
By: /s/ Devin I. Murphy
Devin I. Murphy Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date
	*	Chairman of the Board and	February 12, 2016
	Jeffrey S. Edison	Chief Executive Officer (Principal Executive Officer)

	/s/ Devin I. Murphy	Chief Financial Officer, Secretary and	February 12, 2016
	Devin I. Murphy	Treasurer (Principal Financial Officer)

	*	Chief Accounting Officer	February 12, 2016
	Jennifer L. Robison	(Principal Accounting Officer)

	*	Director	February 12, 2016
C. Ann Chao

	*	Director	February 12, 2016
David W. Garrison

	*	Director	February 12, 2016
Mark D. McDade

*By:	/s/ Devin I. Murphy		February 12, 2016
Devin I. Murphy
Attorney-in-fact